Exhibit 99.1

KEYSTONE AUTOMOTIVE NAMES GRIMES NEW CFO

EXETER, PA, January 15, 2007 – Keystone Automotive Operations, Inc., the largest distributor and marketer of specialty automotive accessories in North America, today announced the appointment of Don Grimes as Chief Financial Officer of Keystone effective January 22, 2007.

Grimes joins Keystone after a successful 15-year career at Brown-Forman Corporation, one of the world’s leading, international beverage companies, and the owner of such leading brands as Jack Daniel’s, Finlandia, Fetzer Wines and Hartmann Luggage. He has a well-deserved reputation for working closely with sales, marketing and operations leaders to focus on key value drivers, and help shape and drive business success.

Grimes was most recently Vice President, Director of Beverage Finance responsible for all finance activities for Brown-Forman’s $2.6 billion beverage business, and had deep involvement in strategic resource allocation and pricing initiatives as well as organic growth efforts that helped the business grow at an annual rate double the industry average. In his previous positions at the company, Grimes was CFO for Brown-Forman’s largest business unit, and managed a corporate development group handling acquisitions and corporate strategy for the firm worldwide. He started his career as a CPA at Coopers & Lybrand (now PwC), and holds an MBA with Distinction from Northwestern University.

Bryant Bynum has resigned his position as CFO of Keystone in order to spend more time with his family, but will serve as a consultant through the filing of the Company’s 2006 financial statements.

“I am very pleased that Don has decided to embark upon a new career challenge with Keystone. Not only does he bring a deep functional knowledge to the position, but he also has strong experience working across an organization with demonstrated results gathering and analyzing information to make good business decisions,” said Ed Orzetti, Chief Executive Officer of Keystone Automotive Operations, Inc. “We are grateful to Bryant for his contributions to the growth and progress of the company over the last 8 years.”

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About Keystone Automotive Operations

Keystone Automotive Operations, Inc. (www.ekeystone.com) is the largest distributor and marketer of specialty automotive accessories in North America, providing more than

800 product lines of automotive parts and accessories to approximately 22,000 wholesale customers. Keystone Automotive operates four distribution centers and 19 non-inventory stocking cross-docks in the U.S. and Canada, as well as a fleet of over 360 trucks that can provide next-day delivery to over 42 states and Canada.

Contact Information:

Alex Stanton

Stanton Crenshaw Communications

(212) 780-1900

alex@stantoncrenshaw.com